Exhibit 99.1

IXYS Corporation Announces Results for Second Fiscal Quarter Ended September 30, 2009

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--October 29, 2009--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $53.7 million for the second fiscal quarter ended September 30, 2009, as compared with net revenues of $77.6 million for the same period in the prior fiscal year. IXYS’ September 2009 quarter revenues increased by about 10% when compared to the June 2009 quarter.

For the six months ended September 30, 2009, IXYS reported net revenues of $102.6 million, as compared with net revenues of $157.0 million for the same period in the prior fiscal year.

“We continue to push on all fronts in order to improve in our traditional markets and to increase our integrated circuit (IC) business demonstrated by the recent acquisition of LED driver IC and LCD display driver IC businesses that complement our internally developed LED and LCD display driver ICs,” commented Dr. Nathan Zommer, CEO of IXYS Corporation. “We also focused on our European operations, reorganizing for efficiency, reduced overhead and improved bottom line performance.”

Gross profit was $12.6 million, or 23.5% of net revenues, for the quarter ended September 30, 2009, as compared to gross profit of $23.8 million, or 30.7% of net revenues, for the same quarter in the prior fiscal year. At 23.5%, gross margin increased by 2.3 percentage points in the September quarter from 21.2% in the June 2009 quarter.

Gross profit for the six months ended September 30, 2009 was $23.0 million, or 22.4% of net revenues, as compared to a gross profit of $48.6 million, or 30.9% of net revenues, for the same period in the prior fiscal year.

Net loss for the quarter ended September 30, 2009 was $1.2 million, or $0.04 loss per share, as compared to a net income of $6.1 million, or $0.18 per diluted share for the same quarter in the prior fiscal year. Net loss for the six months ended September 30, 2009 was $5.1 million, or $0.17 per share, as compared to net income of $11.5 million, or $0.35 per diluted share, for the same period in the prior fiscal year.

The results for the quarter ended September 30, 2009 included restructuring charges of $1.0 million.

“In conjunction with a concerted sales effort, IXYS has streamlined expenses, evidenced by absolute dollar decreases in SG&A expenses in the past six quarters. Through our cash conservation efforts, our cash increased $3.6 million from June 30, 2009 to September 30, 2009,” stated Uzi Sasson, COO & CFO at IXYS. “Our bookings improved by about $6.3 million from the June 2009 quarter to the September 2009 quarter. However, macroeconomic volatility persists and customer buying trends remain varied; consequently we will not provide a revenue forecast for the December 2009 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are necessary in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to the cash conservation, bookings, macroeconomic volatility and customer buying trends. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2009. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Sep. 30,	Mar. 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$67,732	$55,577
Accounts receivable, net	33,864	37,251
Other receivables	549	671
Inventories, net	69,803	75,601
Prepaid expenses and other current assets	3,558	3,323
Deferred income taxes	13,047	12,797
Total current assets	188,553	185,220
Plant and equipment, net	49,989	52,912
Other assets	9,832	6,728
Deferred income taxes	8,109	7,972

Total assets	$256,483	$252,832

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,721	$3,739
Current portion of notes payable to bank	1,529	1,455
Accounts payable	15,298	13,767
Accrued expenses and other current liabilities	13,751	15,342
Total current liabilities	34,299	34,303
Capitalized lease and other long term obligations, net of current portion	25,850	26,862
Pension liabilities	14,543	13,175
Total liabilities	74,692	74,340

Common stock	365	361
Additional paid-in capital	133,816	132,177
Retained earnings	38,886	43,984
Accumulated other comprehensive income	8,724	1,970
Stockholders' equity	181,791	178,492

Total liabilities and stockholders' equity	$256,483	$252,832

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	Sep. 30		Sep. 30
	2009	2008	2009	2008

Net revenues	$53,746	$77,635	$102,631	$156,971
Cost of goods sold	41,138	53,838	79,679	108,412
Gross profit	12,608	23,797	22,952	48,559

Operating expenses:
Research, development and engineering	4,489	5,431	9,058	10,825
Selling, general and administrative	8,018	10,433	16,366	21,492
Restructuring charges	1,010	-	1,010	-
Total operating expenses	13,517	15,864	26,434	32,317
Operating income (loss)	(909)	7,933	(3,482)	16,242
Other income (expense), net	(1,220)	749	(2,961)	1,515
Income (loss) before income tax provision	(2,129)	8,682	(6,443)	17,757
Provision for (benefit from) income tax	(899)	2,623	(1,345)	6,214

Net income (loss)	$(1,230)	$6,059	$(5,098)	$11,543

Net income (loss) per share - basic	$(0.04)	$0.19	$(0.17)	$0.37

Weighted average shares used in per share calculation - basic	30,901	31,554	30,796	31,368

Net income (loss) per share - diluted	$(0.04)	$0.18	$(0.17)	$0.35

Weighted average shares used in per share calculation - diluted	30,901	32,887	30,796	32,567

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO